Exhibit 107.1

CALCULATION OF FILING FEE TABLE
Form S-8
(Form Type)

Cullen/Frost Bankers, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other (1)	6,576,038	$106.74	$701,926,296	0.0001476	$103,604.32
Total Offering Amounts					$701,926,296		103,604.32
Total Fee Offsets							—
Net Fee Due							$103,604.32
__________________

(1)    Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis of $106.74 per share, which is the average of the high and low prices per share of the Registrant’s common stock on April 29, 2024, as reported on the New York Stock Exchange.
(2)    This Registration Statement shall also cover any additional shares of Common Stock which become issuable under 2024 Equity Incentive Plan and/or The 401(k) Stock Purchase Plan for Employees of Cullen/Frost Bankers, Inc. and its Affiliates, as amended, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of outstanding shares of the Registrant's Common Stock. Pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to 2024 Equity Incentive Plan and/or The 401(k) Stock Purchase Plan for Employees of Cullen/Frost Bankers, Inc. and its Affiliates.